Exhibit 99.1

Coach Reports Fourth Quarter Earnings Per Share of $0.31; Up 33% and $0.02 Ahead
 of Expectations; Raises Guidance for FY07; Increases FY07 Guidance to at Least
                            $1.55; Up 22% from FY06

    NEW YORK--(BUSINESS WIRE)--Aug. 1, 2006--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced a 33% increase in earnings per diluted share for its fourth fiscal quarter ended July 1, 2006. This substantial increase in earnings from the prior year's fourth quarter reflected a 23% growth in net sales, combined with significant operating margin improvement. For the full fiscal year, net sales rose 23% and net income increased 38% versus the prior fiscal year.
    During the fourth quarter, net sales were $514 million, 23% higher than generated in the prior year's fourth quarter. On a constant-exchange-rate basis, net sales increased 25% in the fourth quarter, excluding the negative currency effects from translating foreign-denominated sales into U.S. dollars. Net income rose 31% to $118 million, or $0.31 per diluted share, compared with $90 million, or $0.23 per share, in the prior year. This was ahead of the analysts' consensus estimate of $0.29 for the quarter. For the fiscal year 2006, net sales were $2.1 billion, up 23% from the $1.7 billion recorded in fiscal year 2005. On a constant-exchange-rate basis, net sales increased 26% for the fiscal year, excluding the negative currency effects from translating foreign-denominated sales into U.S. dollars. Net income rose to $494 million, up 38% from the $359 million earned in the prior year. Diluted earnings per share rose 38% to $1.27, versus $0.92 a year ago, and ahead of analysts' estimates of $1.25.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "I'm extremely pleased with our fiscal fourth quarter and full year results. This quarter's performance demonstrated a continuation of the strength we have seen throughout the year, as our market share continued to grow across all channels and geographies. Our performance also reflects the vibrancy of the premium accessory category, notably in the U.S., where we continue to see double-digit growth."
    Quarterly operating income totaled $180 million, up 41% from the $128 million reported in the comparable year ago period, while operating margin rose to 35.0%, a 440 basis point improvement from the 30.6% reported for the prior year. During the quarter, gross profit rose 24% to $403 million from $325 million a year ago. Gross margin expanded by 80 basis points from 77.6% to 78.4%, driven by gains from supply chain initiatives and product mix shifts. SG&A expenses as a percentage of net sales declined 370 basis points to 43.3%, compared to the 47.0% reported in the year-ago quarter. For the full year, operating income rose 34% to $765 million, while operating margin rose to 36.2%, a 270 basis point increase from the 33.5% reported for FY05. During the year, gross profit rose 25.0% to $1.6 billion, as compared to $1.3 billion a year ago. Gross margin expanded by 100 basis points from 76.6% to 77.6% while SG&A expenses as a percentage of net sales declined 180 basis points from 43.2% to 41.4%.
    At the end of the fiscal year, the company had cash and marketable securities of $538 million, as compared with $505 million a year ago. It should be noted that the 2006 fiscal year end cash balance reflects the repurchase of over $600 million of Coach common stock during the fiscal year.
    Fourth fiscal quarter and full year sales grew in each of Coach's primary channels of distribution as follows:

    -- Direct-to-consumer sales increased 23% to $419 million from $341 million last year. U.S. comparable store sales for the quarter rose 18.5%, with retail stores up 10.9% and factory store sales up 29.0%. In Japan, sales rose 20% on a constant-currency basis, while dollar sales rose 12% due to a weaker yen. Coach achieved mid-single-digit increases in comparable location sales in Japan for the quarter.

    For the full year, direct to consumer sales rose 23% to $1.6 billion from $1.3 billion generated in fiscal 2005. Overall, North American comparable store sales for the fiscal year increased 20.7%, with retail stores up 12.3% and factory stores up 31.9%, while comparable locations sales in Japan rose mid-single-digit. For the year, sales in Japan rose 22% on a constant-currency basis, while dollar sales rose 12%, impacted by the exchange rate.

    -- Indirect sales increased 23% to $96 million in the fourth quarter from the $78 million reported for the prior year. For the year, indirect sales rose 24% to $501 million, up from $403 million recorded for fiscal 2005. Results for both the quarter and fiscal year reflected strong gains in all indirect businesses, including U.S. department stores and International wholesale.

    Mr. Frankfort added, "The strength of our fourth quarter results was reflected in all of our businesses. Our successful spring and summer offerings drove our performance, as we continued to improve productivity through our well-received product offerings. In April, our Soho Optic Signature fabrication was introduced in a seasonal palette in several strong-selling handbag, accessory and footwear styles. For May, we launched a new summer program, which included soft totes in classic Signature and Optic Signature shoulder totes. And in June we brought in new Signature Patchwork and Tie Dye offerings - both perennial favorites."
    "In Japan, we were particularly pleased with the outstanding sales and market share growth in FY06, which we achieved despite an absence of growth in the category. Our rapidly expanding sales in Japan reflect the success of our distribution strategy - notably the acceleration of new openings, along with the expansion of highly productive shop-in-shops."
    During the fourth quarter of fiscal 2006, the company opened 12 U.S. Coach retail stores - including three in new markets for Coach - and three factory stores, while closing one factory location, bringing the total to 218 retail stores and 86 factory stores at July 1, 2006. This was a net increase of 25 Coach retail stores from the 193 in operation a year ago. Also during the quarter, one retail store location was expanded, bringing the total number of completed retail store expansions this year to seven. In Japan, seven new locations were opened in the fourth quarter and one was closed, bringing the total to 122 at fiscal year end. This was a net increase of 16 locations from the 106 at year-end 2005. In addition, Coach expanded four locations during the fourth quarter, bringing the year end total to nine expansions in Japan.
    The company also announced that it repurchased and retired 15.6 million shares of common stock at an average cost of $31.20 during the fourth fiscal quarter, bringing the year-to-date total to 19.1 million shares of common stock repurchased at an average cost of $31.50. At this time, approximately $150 million remains available for future repurchases under the company's repurchase program, which expires in June 2007.
    Mr. Frankfort noted, "During fiscal 2007, Coach will be introducing three new major lifestyle platforms, which we are especially excited about, after a year spent successfully evolving established collections. The first, Signature Stripe, is a new weekend collection centered around a group of reversible totes. This collection was just launched last month and became an instant success. Additional platforms debuting this year will be Legacy this fall, featuring a return to our heritage in rich leathers and iconic hardware, and Ergo, a lightweight, sophisticated group for spring."
    "While fiscal 2007 has just begun, our strong start bodes well for the year. We're confident that our proven growth strategies, built upon our leadership position, will continue to deliver excellent returns in the seasons ahead and over our planning horizon," Mr. Frankfort concluded.
    Coach updated guidance for fiscal 2007 and now estimates sales of about $2.5 billion for the year, an increase of about 19%. Operating income is expected to rise over 20% with an operating margin of nearly 37%. Earnings per share are forecasted to rise to at least $1.55, up 22% from last year and ahead of the analysts' consensus of $1.53 for the year.
    In addition, the company introduced its first fiscal quarter outlook, with sales targeted to be at about $535 million, an increase of at least 19%, and earnings per share projected to be about $0.30, a gain of about 25%. This compares to the consensus earnings estimate of $0.29 for the first quarter.
    Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, August 1, 2006. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.



                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             ---------------------------------------------
    For the Quarters and Years Ended July 1, 2006 and July 2, 2005
    --------------------------------------------------------------
                 (in thousands, except per share data)
                 -------------------------------------
                              (unaudited)
                              -----------

                            QUARTER ENDED            YEAR ENDED
                       ----------------------- -----------------------
                         July 1,     July 2,     July 1,     July 2,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Net sales              $  514,355  $  418,660  $2,111,501  $1,710,423

Cost of sales             111,282      93,704     472,622     399,652
                        ----------  ----------  ----------  ----------

Gross profit              403,073     324,956   1,638,879   1,310,771

Selling, general and
 administrative
 expenses                 222,956     196,776     874,275     738,208
                        ----------  ----------  ----------  ----------

Operating income          180,117     128,180     764,604     572,563

Interest income, net        9,628       4,836      32,623      15,760
                        ----------  ----------  ----------  ----------

Income before income
 taxes and minority
 interest                 189,745     133,016     797,227     588,323

Income taxes               72,103      43,053     302,950     216,070

Minority interest, net
 of tax                         -         107           -      13,641
                        ----------  ----------  ----------  ----------

Net income             $  117,642  $   89,856  $  494,277  $  358,612
                        ==========  ==========  ==========  ==========

Net income per share

 Basic                 $     0.31  $     0.24  $     1.30  $     0.95
                        ==========  ==========  ==========  ==========

 Diluted               $     0.31  $     0.23  $     1.27  $     0.92
                        ==========  ==========  ==========  ==========

Shares used in
 computing net
 income per share

 Basic                    376,706     377,632     379,635     378,670
                        ==========  ==========  ==========  ==========

 Diluted                  384,227     389,130     388,495     390,191
                        ==========  ==========  ==========  ==========

----------------------------------------------------------------------
Supplemental
 information

Net income, as
 reported              $  117,642  $   89,856  $  494,277  $  358,612

Add back Stock Option
 Expense
 (after tax)                9,443       7,709      36,262      30,040

Net income, ex Stock
 Option Expense        $  127,085  $   97,565  $  530,539  $  388,652


Pro forma as adjusted
 basic net income, ex
 stock option expense,
 per share             $     0.34  $     0.26  $     1.40  $     1.03


Pro forma as adjusted
 diluted net income,
 ex stock option
 expense, per share    $     0.33  $     0.25  $     1.37  $     1.00
----------------------------------------------------------------------



                              COACH, INC.
                              -----------
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
                   At July 1, 2006 and July 2, 2005
                   --------------------------------
                            (in thousands)
                            --------------
                              (unaudited)
                              -----------
                                                 July 1,     July 2,
                                                  2006        2005
                                               ----------- -----------
ASSETS

Cash, cash equivalents and short term
 investments                                   $  537,565  $  383,051
Receivables                                        84,361      65,399
Inventories                                       233,494     184,419
Other current assets                              119,062      76,491
                                                ----------  ----------

Total current assets                              974,482     709,360

Property and equipment, net                       298,531     203,862
Long term investments                                   -     122,065
Other noncurrent assets                           353,507     334,870
                                                ----------  ----------

Total assets                                   $1,626,520  $1,370,157
                                                ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                               $   79,819  $   64,985
Accrued liabilities                               261,835     188,234
Subsidiary credit facilities                            -      12,292
Current portion of long-term debt                     170         150
                                                ----------  ----------

Total current liabilities                         341,824     265,661

Long-term debt                                      3,100       3,270
Other liabilities                                  92,862      45,306

Stockholders' equity                            1,188,734   1,055,920
                                                ----------  ----------

Total liabilities and stockholders' equity     $1,626,520  $1,370,157
                                                ==========  ==========

    CONTACT: Coach, Inc.
             Analysts & Media:
             Andrea Shaw Resnick, 212-629-2618